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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          MPOWER HOLDING CORPORATION,

                          MPOWER MERGER COMPANY, INC.

                                      AND

                          MPOWER COMMUNICATIONS CORP.

                           DATED AS OF MARCH 5, 2001
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                               TABLE OF CONTENTS

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                                                                PAGE
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
ARTICLE I. THE MERGER.......................................      1
  SECTION 1.01. The Merger..................................      1
  SECTION 1.02. Effective Time; Closing.....................      1
  SECTION 1.03. Effect of the Merger........................      2
  SECTION 1.04. Articles of Incorporation; By-laws..........      2
  SECTION 1.05. Directors and Officers......................      2
ARTICLE II. MERGER CONSIDERATION; EXCHANGE OF
  CERTIFICATES..............................................      2
  SECTION 2.01. Merger Consideration........................      2
  SECTION 2.02. Exchange of Stock Certificates..............      3
  SECTION 2.03. Company Stock Options.......................      4
  SECTION 2.04. Dissenting Shares...........................      5
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE
  COMPANY...................................................      5
  SECTION 3.01. Organization and Qualification..............      5
  SECTION 3.02. Authority Relative to this Agreement........      6
  SECTION 3.03. No Conflict.................................      6
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF HOLDING AND
  MERGER SUB................................................      6
  SECTION 4.01. Organization and Qualification..............      6
  SECTION 4.02. Authority Relative to this Agreement........      6
  SECTION 4.03. No Conflict.................................      6
ARTICLE V. ADDITIONAL AGREEMENTS............................      6
  SECTION 5.01. Company Shareholders' Meeting...............      6
  SECTION 5.02. Further Action; Consents; Filings...........      6
ARTICLE VI. TAX MATTERS.....................................      7
  SECTION 6.01. Tax Treatment...............................      7
ARTICLE VII. CONDITIONS TO THE MERGER.......................      7
  SECTION 7.01. Conditions to the Obligations of Each
     Party..................................................      7
ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER.............      7
  SECTION 8.01. Termination.................................      7
ARTICLE IX. GENERAL PROVISIONS..............................      8
  SECTION 9.01. Notices.....................................      8
  SECTION 9.02. Certain Definitions.........................      8
  SECTION 9.03. Severability................................      9
  SECTION 9.04. Assignment; Binding Effect; Benefit.........      9
  SECTION 9.05. Specific Performance........................      9
  SECTION 9.06. Governing Law; Forum........................      9
  SECTION 9.07. Headings....................................      9
  SECTION 9.08. Counterparts................................     10
  SECTION 9.09. Entire Agreement............................     10
  SECTION 9.10. Waiver......................................     10

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     AGREEMENT AND PLAN OF MERGER, dated as of March 5, 2001 (this "Agreement"), among MPOWER HOLDING CORPORATION, a Delaware corporation ("Holding"), MPOWER MERGER COMPANY, INC., a Delaware corporation and a wholly owned subsidiary of Holding ("Merger Sub"), and MPOWER COMMUNICATIONS CORP., a Nevada corporation (the "Company").

                              W I T N E S S E T H

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Nevada Revised Statutes ("Nevada Law"), Holding and the Company will enter into a restructuring transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

     WHEREAS, the Board of Directors of each of the Company and Holding (i) has determined that the Merger is fair to, advisable to and in the best interests of the Company and its shareholders and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) will recommend the approval of this Agreement by the shareholders of the Company; and

     WHEREAS, certain capitalized terms used in this Agreement are defined in
Section 9.02 of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL and Nevada Law, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02. Effective Time; Closing. As promptly as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (or such other date as may be agreed upon by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing (i) the articles of merger (the "Articles of Merger") with the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of Nevada Law and (ii) a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The term "Effective Time" means the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Nevada and the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed upon by each of the parties hereto and specified in the Articles of Merger and Certificate of Merger). Immediately prior to the filing of the Articles of Merger and Certificate of Merger, a closing (the "Closing") will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022 (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the "Closing Date".

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Nevada Law and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
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     SECTION 1.04. Articles of Incorporation; By-laws.  (a) At the Effective
Time, the Articles of Incorporation of the Surviving Corporation shall be amended to contain only the provisions of the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:

     The name of the corporation is: Mpower Communications Corp.

     (a) At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                 MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Merger Consideration. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Holding, Merger Sub, the Company or the holders of any of the following securities, pursuant to this Agreement, the Articles of Merger, the Certificate of Merger, the DGCL and Nevada Law:

          (i) each share, or fraction thereof, of common stock, par value $.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.01(a)(iv)) shall be deemed converted into the right to receive one share, or fraction thereof, of common stock, par value $.001 per share, of Holding ("Holding Common Stock"), upon surrender of the certificates representing Company Common Stock, in the manner provided in Section 2.02 (the "Common Stock Merger Consideration");

          (ii) each share, or fraction thereof, of 10% Series C Convertible Preferred Stock of the Company ("Company Series C Stock") issued and outstanding immediately prior to the Effective Time (other than any share of Company Series C Stock to be cancelled pursuant to Section 2.01(a)(iv)) and any Dissenting Shares (as defined in Section 2.04)) shall be deemed converted into the right to receive one share, or fraction thereof, of 10% Series C Convertible Preferred Stock ("Holding Series C Stock") of Holding, upon surrender of the certificates representing Company Series C Stock in the manner provided in Section 2.02, which shall have the same terms (including, but not limited to, all powers, rights, preferences, limitations, qualifications, restrictions or designations) as a share, or fraction thereof, of the Company Series C Stock (the "Series C Merger Consideration");

          (iii) each share, or fraction thereof, of Series 7.25% D Convertible Preferred Stock ("Company Series D Stock"; and, together with the Company Series C Stock, the "Company Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any share of Company Series D Stock to be cancelled pursuant to Section 2.01(a)(iv)) shall be converted into the right to receive one share, or fraction thereof, of 7.25% Series D Convertible Preferred Stock of Holding ("Holding Series D Stock; and, together with the Holding Series C Stock, the "Holding Preferred Stock"), upon surrender of the certificates representing Company Series D Stock in the manner provided in Section 2.02, which shall have the same terms (including, but not limited to, all powers, rights, preferences, limitations, qualifications, restrictions or designations) as a share, or fraction thereof, of the Company Series D Stock (the "Series D Merger Consideration");

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          (iv) each share, or fraction thereof, of Company Common Stock and
     Company Preferred Stock (collectively, "Company Stock") held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto;

          (v) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

          (vi) each share of Holding Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and no payment or distribution shall be made with respect thereto.

     (b) As used in this Agreement, the following terms shall have the following meanings:

          (i) "Aggregate Merger Consideration" means the Common Stock Merger Consideration, as defined in Section 2.01(a)(i) herein, plus the Preferred Stock Merger Consideration.

          (ii) "Preferred Stock Merger Consideration" means the sum of the Series C Merger Consideration and the Series D Merger Consideration.

     SECTION 2.02. Exchange of Stock Certificates.  (a) Exchange
Procedures. From and after the Effective Time, a bank or trust company to be designated by Holding shall act as exchange agent (the "Exchange Agent") in effecting the exchange of the Aggregate Merger Consideration for certificates (the "Company Share Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Stock and which were converted into the right to receive the Aggregate Merger Consideration pursuant to Section
2.01. Promptly after the Effective Time, but in no event later than 15 business days following the Effective Time, Holding and the Exchange Agent shall mail to each record holder of Company Share Certificates a letter of transmittal (the "Letter of Transmittal") in a form approved by Holding and the Company and instructions for use in surrendering such Company Share Certificates and receiving the applicable Merger Consideration pursuant to Section 2.01 therefor. Promptly after the Effective Time, but in no event later than 20 business days following the Effective Time, Holding shall cause to be deposited in trust with the Exchange Agent the Aggregate Merger Consideration.

     Upon the surrender of each Company Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal, and such other documents as may reasonably be required by Holding:

          (i) the holder of such Company Share Certificate shall be entitled to receive in exchange therefor a certificate representing the Aggregate Merger Consideration applicable to such Company Share Certificate; and

          (ii) the Company Share Certificate so surrendered shall forthwith be cancelled.

     In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable Aggregate Merger Consideration may be issued to a person other than the person in whose name the Company Share Certificate so surrendered is registered if the Company Share Certificate representing such shares of Company Common Stock is presented to Holding, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid.

     Until surrendered as contemplated by this Article II, each Company Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable Aggregate Merger Consideration with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to Section 2.01.

     (b) Distributions with Respect to Unexchanged Holding Shares. No dividends or other distributions declared or made after the Effective Time with respect to Holding Common Stock or Holding Preferred Stock

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(collectively, "Holding Stock") comprising part of the Aggregate Merger
Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Holding Stock represented thereby, until the holder of such Company Share Certificate shall surrender such Company Share Certificate in accordance with this Section 2.03.

     (c) No Further Rights in Company Stock. All Holding Stock issued upon conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

     (d) No Liability. Neither Holding nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any such shares of Company Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar law.

     (e) Withholding Rights. Each of the Surviving Corporation and Holding shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Holding, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Holding, as the case may be.

     (f) Lost Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, Holding shall issue in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable Merger Consideration to which such person is entitled pursuant to the provisions of this Article II.

     (g) Return of Holding Shares. Promptly following the end of the third full calendar month after the Effective Time, the Exchange Agent shall return to the Surviving Corporation all of the remaining certificates representing shares of Holding Stock and the Exchange Agent's duties shall terminate. Thereafter, upon the surrender of a Company Share Certificate to the Surviving Corporation, together with such other documents as may reasonably be required by the Surviving Corporation, and subject to applicable abandoned property, escheat and similar laws, the holder of such Company Share Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration without any interest thereon.

     SECTION 2.03. Company Stock Options. (a) All options (the "Company Stock Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company's Stock Option Plan (the "Company Stock Option Plan"), shall remain outstanding following the Effective Time. At the Effective Time, the Company Stock Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Holding in such manner that Holding (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Stock Options, would be such a corporation were Section 424 of the Code applicable to such Company Stock Options. From and after the Effective Time, all references to the Company in the Company Stock Option Plan and the applicable stock option agreements issued thereunder shall be deemed to refer to Holding, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Company Stock Option assumed by Holding (each, a "Substitute Option") shall be exercisable upon the same terms and conditions as under the Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that number of shares of Holding Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option; and (B) the option price per share of Holding Common Stock shall be an amount equal to the

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option price per share of Company Common Stock subject to such Company Stock
Option in effect immediately prior to the Effective Time (the option price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Option shall otherwise be subject to the same terms and conditions as such Company Stock Option.

     (b) As soon as practicable after the Effective Time, Holding shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto and such Company Stock Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section
2.04 after giving effect to the Merger). Holding shall comply with the terms of all such Company Stock Options and ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plan, that Company Stock Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Holding shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holding Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this
Section 2.04. As soon as practicable after the Effective Time, the shares of Holding Common Stock subject to Company Stock Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Holding shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding. In addition, Holding shall use all reasonable efforts to cause the shares of Holding Common Stock subject to Company Stock Options to be listed on The Nasdaq National Market System and such other exchanges as Holding shall determine.

     SECTION 2.04. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with Nevada Law and who have not otherwise waived such rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration provided by Sections 2.01 and 2.03. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with Nevada Law, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under Nevada Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the consideration provided in Section 2.01 and 2.03.

     (b) The Company shall give Holding (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Nevada Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Nevada Law. The Company shall not, except with the prior written consent of Holding, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Holders of Dissenting Shares shall not be entitled to receive their pro rata portion of the Aggregate Merger Consideration and such pro rata portion of the Aggregate Merger Consideration shall be retained by Holding.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Holding to enter into this Agreement, the Company hereby represents and warrants to Holding and Merger Sub that:

     SECTION 3.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

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

     SECTION 3.02. Authority Relative to this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company and its stockholders, in accordance with Nevada Law and its Articles of Incorporation. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3.03. No Conflict. The execution, delivery and performance of this Agreement by the Company do not and will not violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-laws (or similar organization documents) of the Company.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF HOLDING AND MERGER SUB

     As an inducement to the Company entering into this Agreement, Holding and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     SECTION 4.01. Organization and Qualification. Each of Holding and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

     SECTION 4.02. Authority Relative to this Agreement. The execution and delivery of this Agreement by Holding and Merger Sub, the performance by each of Holding and Merger Sub of its obligations hereunder and the consummation by each of Holding and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each of Holding and Merger Sub, in accordance with the DGCL and their respective Certificates of Incorporation. This Agreement has been duly executed and delivered by Holding and Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Holding and Merger Sub enforceable against each of Holding and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 4.03. No Conflict. The execution, delivery and performance of this Agreement by Holding and Merger Sub does not and will not violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of Holding or Merger Sub.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Company Shareholders' Meeting. (a) The Company shall (i) in accordance with Nevada Law and the Company's Articles of Incorporation and By-laws, duly call, give notice of, convene and hold a meeting of the Company shareholders (the "Company Shareholders' Meeting") for the purpose of voting upon the approval of the Merger and this Agreement and (ii) recommend that the shareholders of the Company vote in favor of the approval of the Merger and this Agreement. The Company shall use best efforts to hold the Company Shareholders' Meeting as soon as practicable after the date hereof.

     SECTION 5.02. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all

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appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement (the "Transactions"), (ii) obtain from any United States federal, state, county or local or any foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (a "Governmental Authority"), as the case may be, consents, licenses, permits, waivers, approvals, filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), authorizations or orders required to be obtained or made by Holding or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) make all necessary filings, including the filings of proxy statements or registration statements with respect to the transactions contemplated herein, and thereafter make any other required submissions, with respect to this Agreement or the Transactions required under applicable foreign or domestic statutes, laws, ordinances, regulations, rules, codes, executive orders, injunctions, judgments, decrees or other orders. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

                                   ARTICLE VI

                                  TAX MATTERS

     SECTION 6.01. Tax Treatment. The parties intend that the Merger shall be treated for federal and state income tax purposes as a tax-free exchange to which Section 351(a) of the Code applies.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Holding and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company in accordance with Nevada Law and the Company's Articles of Incorporation;

          (b) no Governmental Authority or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

          (c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (d) Holding Common Stock and Holding Series D Stock shall have been approved for trading on the Nasdaq National Market System; and

          (e) Nixon Peabody LLP shall have delivered an opinion to the parties hereto at Closing substantially similar in form and substance to their opinion delivered in connection with the initial filing of this Agreement with the Securities and Exchange Commission.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this

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Agreement and the transactions contemplated by this Agreement by the mutual written consent duly authorized by the Board of Directors of each of Holding and the Company;

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at 175 Sully's Trail, Pittsford, N.Y., 14534.

     SECTION 9.02. Certain Definitions. (a) As used in this Agreement, the following terms shall have the following meanings:

          (i) "business day" means any day on which banks are not required or authorized to close in New York, Nevada or Delaware.

          (ii) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          (iii) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     (b) The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

TERM                                                                 SECTION
----                                                            -----------------
Agreement...................................................    Preamble
Aggregate Merger Consideration..............................    2.01(b)(i)
Articles of Merger..........................................    1.02
business day................................................    9.02(a)
Certificate of Merger.......................................    1.02
Closing.....................................................    1.02
Closing Date................................................    1.02
Code........................................................    2.02(e)
Company.....................................................    Preamble
Company Common Stock........................................    2.01(a)(i)
Company Preferred Stock.....................................    2.01(a)(iii)
Company Series C Stock......................................    2.01(a)(ii)
Company Series D Stock......................................    2.01(a)(iii)
Company Share Certificates..................................    2.02(a)
Company Shareholders Meeting................................    5.01
Common Stock Merger Consideration...........................    2.01(a)(i)
Company Stock...............................................    2.01(a)(iv)
Company Stock Option........................................    2.03(a)
Company Stock Option Plan...................................    2.03(a)
DGCL........................................................    Recitals
Dissenting Shares...........................................    2.04(a)
Effective Time..............................................    1.02

TERM                                                                 SECTION
----                                                            -----------------
Exchange Agent..............................................    2.02(a)
Holding.....................................................    Preamble
Holding Common Stock........................................    Section
                                                                2.01(a)(i)
Holding Preferred Stock.....................................    Section
                                                                2.01(a)(iii)
Holding Series C Stock......................................    Section
                                                                2.01(a)(ii)
Holding Series D Stock......................................    Section
                                                                2.01(a)(iii)
Holding Stock...............................................    Section 2.02(b)
Letter of Transmittal.......................................    2.02(a)
Merger......................................................    Recitals
Merger Sub..................................................    Preamble
Nevada Law..................................................    Recitals
Preferred Stock Merger Consideration........................    2.01(b)(ii)
Series C Merger Consideration...............................    2.01(a)(iii)
Series D Merger Consideration...............................    2.01(a)(iv)
Substitute Option...........................................    2.03(a)
Surviving Corporation.......................................    1.01

     SECTION 9.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.04. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 9.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 9.06. Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Each of the parties hereto submits to the exclusive jurisdiction of the state and federal courts of the United States located in the City of New York, State of New York with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

     SECTION 9.07. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.08. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.09. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     SECTION 9.10. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     IN WITNESS WHEREOF, each of Holding, Merger Sub and the Company has executed or has caused this Agreement to be executed by its respective officers thereunto duly authorized as of the date first written above.

                                          MPOWER HOLDING CORPORATION

                                          By: /s/ RUSSELL I. ZUCKERMAN
                                            ------------------------------------
                                            Name: Russell I. Zuckerman
                                            Title:  Senior Vice President,
                                                General Counsel and
                                                Secretary

                                          MPOWER MERGER COMPANY, INC.

                                          By: /s/ RUSSELL I. ZUCKERMAN
                                            ------------------------------------
                                            Name: Russell I. Zuckerman
                                            Title:  Senior Vice President,
                                                General Counsel and Secretary

                                          MPOWER COMMUNICATIONS CORP.

                                          By: /s/ RUSSELL I. ZUCKERMAN
                                            ------------------------------------
                                            Name: Russell I. Zuckerman
                                            Title:  Senior Vice President,
                                                General Counsel and Secretary